Exhibit 77-C Submission of matters to a vote of security holders

The 1st Source Monogram Funds
Special Meeting of Shareholders - October 16, 1998

#1	RESOLVED, that the Agreement and Plan of Reorganization
	and Liquidation for the Fund, through the conclusion of this Special Meeting of Shareholders be, and the same hereby is, ratified and approved.

				For 	Against		Abstain

Income Equity		2,380,286	0		  83,009
Special Equity		1,882,081	0		  33,679
Income			4,188,582	0		130,448
Diversified Equity	4,429,424	0		  20,854

#2a	RESOLVED, that the new Sub-Investment Advisory
	Agreement for the Fund between 1st Source Bank and Standish, Ayer & Wood, Inc., through the conclusion of this Special Meeting of Shareholders be, and the same hereby is, ratified and approved.

  				For 		Against	Abstain

Diversified Equity	4,429,424	0		20,854

#2b	RESOLVED, that the new Sub-Investment Advisory
	Agreement for the Fund between 1st Source Bank and Loomis Sayles & Company, L.P., through the conclusion of this Special Meeting of Shareholders be, and the same hereby is, ratified and approved.

				For 		Against	Abstain

Diversified Equity	4,428,343	0		21,935

#2c	RESOLVED, that the new Investment Advisory Agreement
	between The Coventry Group on behalf of the Fund and 1st Source Bank, through the conclusion of this Special Meeting of Shareholders be, and the same hereby is, ratified and approved.

  			For 		Against		Abstain

Diversified Equity	4,428,343	0		21,935

#2d	RESOLVED, that the adoption of a "multi-manager"
	arrangement for the Fund as set forth in the Proxy
	Statement, through the conclusion of this Special
	Meeting of Shareholders be, and the same hereby is, ratified and approved.

  				For 		Against	Abstain

Diversified Equity	4,428,334	0		29,944